UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 18, 2011

CMONEY, INC.
 (Exact name of registrant as specified in its charter)

NEVADA	333-167176	75-3260546
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Sugar Creek Center Blvd., 5th Floor, Sugar Land, Texas 77478
(Address of principal executive offices, including zip code)

(713) 589-5393
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01 Other Events.

Effective January 18, 2011, cMoney Inc issued a press release announcing changes in management and its board of directors. cMoney expects to continue to expand its Board of Directors over the next several months enhancing the Board’s capacity to provide strategic counsel, identify future management talent and assist the executive team in achieving the company’s operational and financial objectives. “We are currently working to retain new auditors to provide updated accurate financial information so the company can proceed with its registration statement to enable us to utilize previously arranged funding which has a registration rights component. Our private equity funding partners are still committed to providing funding subject to this effective registration statement with the SEC. We are aggressively advancing our plans to release the cMoney mobile app into the marketplace, this will enable the company to begin revenue generation”, says Paul Matthews, the company CEO.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

HOUSTON (Jan 18, 2011) – cMoney, Inc., a Houston-based company at the forefront of mobile phone-based payment and money transfer utilizing secure patented technologies for mobile phone users, retailers and financial institutions. Dr. Larry Wilson has announced the appointment of succession management and board members, Krishna Kashyap has been appointed Chairman of the Board and Secretary; he brings over 25 years of broad industry experience in global sales, marketing, business development and product development. He has been instrumental in closing major deals worth over $200M.  Paul Matthews has been appointed CEO and a board member; he brings a successful marketing and sales background, global strategic planning and business management to cMoney Inc.

 “I am thrilled to announce the appointments to our board and I am confident their unique backgrounds along with their proven track records will contribute to the growth and development of the company,” said outgoing interim Chairman and CEO of cMoney, Inc. Dr. Wilson added “It has been my pleasure to serve the company on an interim basis.”

Effective January 18, 2011 the Board accepted the resignation of Dr. Larry Wilson.

With these changes, our management team and Board are as follows:

Name	Age	Principal Positions With Us
Krishna Kashyap	52	Chairman of the Board and Secretary
Paul Matthews	64	Chief Executive Officer and Director
Melvin Tekell	82	Director

Krishna Kashyap has in-depth experience covering mobile payments, mobile software development, telecommunications, IP telephony, wire line, cable, wireless and Internet. His recent experience includes founding teams at Zumezu, Tricastmedia and Sentac. He has led teams in large successful business deals with worldwide carriers such as Bharti-Airtel, Reliance, KTF, SK Telecom, Vivo, Claro, Oi, O2 and China Mobile. His recent consulting assignments have been for clients including Obopay, Picsel, HearMe, KTF, Polaris Wireless and Tricastmedia to assist with them with strategies for international market expansion. He previously worked for major companies such as Qualcomm, Lucent, Motorola, and Verizon Wireless. Krishna has an MS degree in Engineering from the University of Iowa and has completed graduate level courses in Computer Science and Marketing at University of Illinois, Urbana-Champaign and Northwestern University, respectively.  He has a Bachelor's Degree in Engineering from University of Bangalore, India. He has taught short IT and business courses at John Hopkins University and for companies including Infosys.

Paul Matthews has over 41 years experience in the global Information Technology industry including building global marketing/sales teams, business development plans including ROI and raising capital, and software product development including Intellectual Property.  He has performed lead roles in negotiations including closing major deals at State Street Bank, Charles Schwab, US Government, BETA Systems, a division of Thomson Financial, and major global financial companies including ING Insurance. He has travelled extensively and is very familiar with American, European and Asian business life and culture. He has spent over 5 years in Asia, closing deals in China with IBM Greater China Group, Hong Kong with Bank Of China and in Taiwan with China Trust Commercial Bank. He is very familiar with business practices and is well known within IT community globally receiving many recognition awards. He keeps current with all the business and IT latest trends through his attendance at global industry conferences. His professional memberships include Australian Institute of Company Directors, Fellow since 1982 and Australian Institute of Management, Member, since 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

cMoney, INC.

By:	/s/ Paul Matthews
Name:	Paul Matthews
Title:	Chief Executive Officer

Dated:	1/18/2011